Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: David Mickelson
(425) 483-3232, ext. 201
Anne Mueller
(425) 483-3232, ext. 115

April 29, 2003

REDHOOK BREWERY REPORTS FIRST QUARTER SALES DECLINE

Woodinville, Washington – Redhook Ale Brewery, Incorporated (Nasdaq: HOOK) announced sales of $8,671,000 and shipments of 47,700 barrels in the first quarter of 2003, a decline of 2.8% and 4.8%, respectively, as compared to sales of $8,921,000 and shipments of 50,100 barrels in the 2002 first quarter. The 2003 first quarter’s gross profit was $1,671,000, or 21.1% of net sales, compared to $2,003,000, or 24.6% of net sales, in the 2002 first quarter. The Company reported a net loss for the 2003 first quarter of $1,194,000, or $0.19 loss per share, compared to a net loss of $773,000, or $0.11 loss per share, in the first quarter of 2002. The 2003 and 2002 first quarters’ loss per share were computed using weighted-average shares outstanding of 6.3 million and 6.9 million, respectively. The reduced weighted-average shares outstanding, a result of the Company’s Common Stock repurchase program, negatively impacted the 2003 loss per share by approximately $0.016 per share.

Despite a decline in sales volume, cost of sales increased $117,000. Increases in the cost of raw materials, packaging and brewing supplies, as well as higher freight costs driven by fuel surcharges were the primary factors contributing to the increase. Because fixed and semi-variable operating costs, such as depreciation and production salaries, were spread over a lower sales base, the capacity utilization of the Company’s breweries was also negatively affected.

CEO Paul Shipman commented, “The decline in sales and lower capacity utilization of our breweries, compounded by increases in key operating costs such as raw materials, supplies and freight resulted in a disappointing loss for the first quarter of 2003. As our competitors have noted, the war in Iraq, terrorism threats and adverse winter weather in the East negatively impacted key on-premise (primarily draft products) markets. Our mission is to increase capacity utilization and grow our business by addressing declines in key markets, especially in the on-premise market.”

The Company’s 2003 first quarter operating loss totaled $1,162,000. Selling, general and administrative expenses increased $26,000 to $2,833,000 from 2002 first quarter expenses of $2,808,000, and increased as a percentage of net sales to 35.7% from 34.4%, respectively. Significant components continue to be expenditures for the Company’s advertising and promotion programs as well as salaries and incentives for the national sales force organization.

For the 2003 first quarter, the Company’s effective tax rate was 0%. The Company recorded a valuation allowance equal to its estimated tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.

The Company’s cash balance at March 31, 2003 was $4.9 million, reflecting a net cash use of $2.1 million. Principal uses of cash included the repurchase of Company stock under its stock repurchase program, planned repayments of outstanding debt and capital expenditures. During 2003, the Company repurchased 80,600 shares of its Common Stock totaling $184,000. Since the inception of the repurchase program, first approved by Redhook’s Board of Directors in May 2000, the Company has repurchased 1,442,200 shares, reducing the total outstanding shares of Common Stock to 6,245,546 at March 31, 2003. First quarter capital expenditures of $409,000 relate primarily to the expansion of fermentation cellars in the Portsmouth, New Hampshire brewery to accommodate the anticipated increase in east coast volume.

Shipments in April 2003 increased approximately 6% compared to April 2002. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.

With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, “Certain Considerations: Issues and Uncertainties” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and elsewhere in the Company’s periodic reports.

Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook owns and operates two breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. Redhook beer is available in 48 states. Please visit the Company’s website at www.redhook.com to learn more about Redhook and its products.

REDHOOK ALE BREWERY, INCORPORATED
FINANCIAL DATA

STATEMENTS OF OPERATIONS	Three Months Ended
	March 31,

	2003	2002

Sales (A)	$8,671,200	$8,921,288
Less Excise Taxes	733,014	768,832

Net Sales	7,938,186	8,152,456
Cost of Sales	6,266,742	6,149,819

Gross Profit	1,671,444	2,002,637
Selling, General and Administrative	2,833,274	2,807,660

Operating Income (Loss)	(1,161,830)	(805,023)
Interest Expense	51,012	53,965
Other Income — Net	18,622	24,595

Income (Loss) before Income Taxes	(1,194,220)	(834,393)
Income Tax (Benefit)	—	(60,911)

Net Income (Loss)	$(1,194,220)	$(773,482)

Basic Earnings (Loss) per Share (B)	$(0.19)	$(0.11)

Diluted Earnings (Loss) per Share (B)	$(0.19)	$(0.11)

Barrels Shipped	47,700	50,100

CONDENSED CASH FLOW DATA	Three Months Ended
	March 31,

	2003	2002

Net Income (Loss)	$(1,194,220)	$(773,482)
Depreciation and Amortization	766,846	783,076
Other	(954,539)	(340,844)

Cash Used in Operating Activities	(1,381,913)	(331,250)

Cash Used in Investing Activities	(408,595)	(199,043)

Cash Used in Financing Activities	(296,314)	(342,433)

Increase (Decrease) in Cash and Cash Equivalents	$(2,086,822)	$(872,726)

CONDENSED BALANCE SHEET DATA	Mar. 31, 2003	Dec. 31, 2002

Cash and Cash Equivalents	$4,920,529	$7,007,351
Other Current Assets	5,131,871	4,561,212
Fixed Assets, Net	68,010,434	68,360,716
Other	61,356	52,592

Total Assets	$78,124,190	$79,981,871

Current Liabilities	$6,855,864	$7,223,011
Long-Term Debt	5,962,500	6,075,000
Deferred Income Taxes	468,798	468,798
Convertible Redeemable Preferred Stock	16,199,355	16,188,255
Common Stockholders’ Equity	48,637,673	50,026,807

Total Liabilities, Preferred Stock, and Common Stockholders’ Equity	$78,124,190	$79,981,871

(A)	Includes retail and other sales of $843,000 and $888,000 for the three months ended March 31, 2003 and 2002, respectively.

(B)	Weighted-average shares outstanding totaled 6.3 million and 6.9 million for the three months ended March 31, 2003 and 2002, respectively.